Exhibit 10.2

INDUCEMENT AGREEMENT

This Inducement Agreement (this “Agreement”) is entered into as of 1 July 2012 by and between Weatherford International Ltd., a Swiss joint-stock corporation registered in Switzerland, Canton of Zug (the “Company”), and Mr. James C. Parent (“Parent”).

W I T N E S S E T H:

WHEREAS, the Company has recruited Parent as the Company’s Vice President, Tax; and

WHEREAS, to induce Parent to accept that position, the Company has agreed to pay Parent an inducement bonus of $100,000 (the “Bonus”), subject to the terms herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree that:

1. Inducement Bonus. The Company agrees to provide Parent with the Bonus contemporaneously with his first regular salary payment (July 13, 2012) and subject to normal payroll withholdings. Parent agrees that if he voluntarily terminates his employment with the Company or his employment with the Company is terminated for Cause (as defined in his Employment Agreement) on or before June 30, 2013, he shall repay the Bonus to the Company in full and without proration.

2. No Employment Agreement. This Agreement does not constitute an agreement of employment of a guarantee of employment and does not give rise to any obligations on either party other than those expressly stated herein

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Texas applicable to contracts made and performed in Texas by Texas residents.

/s/ JAMES C. PARENT
James C. Parent

Weatherford International Ltd.,

a Swiss joint-stock corporation

By:	/s/ JOHN H. BRISCOE
John H. Briscoe, Senior Vice President & Chief Financial Officer